Exhibit 99.1

REALTY INCOME ANNOUNCES OPERATING RESULTS FOR
FOURTH QUARTER AND 2020

SAN DIEGO, CALIFORNIA, February 22, 2021....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced operating results for the fourth quarter and year ended December 31, 2020. All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise. We refer to our tenants as clients because we strive to build mutually beneficial relationships and we believe their success is our success.

COMPANY HIGHLIGHTS:

For the year ended December 31, 2020:

•Net income per share was $1.14
•AFFO per share was $3.39
•Invested $2.31 billion in properties and properties under development or expansion, including $920.9 million in properties in the U.K.
•Dividends paid per common share increased by 3.1%, compared to 2019
•Raised $1.85 billion from the sale of common stock
•Raised $1.69 billion from U.S. dollar-denominated notes and £400.0 million in principal of Sterling-denominated notes

For the quarter ended December 31, 2020:

•Net income per share was $0.33
•AFFO per share was $0.84
•Collected 93.6% of contractual rent
•Invested $1.01 billion in properties and properties under development or expansion, including $467.2 million in properties in the U.K.
•Issued £400.0 million through the issuance of 1.625% senior unsecured notes due 2030 in our debut Sterling-denominated public debt offering
•Issued $325.0 million of 0.750% senior unsecured notes due 2026 and $400.0 million of 1.800% senior unsecured notes due 2033
•Raised $655.0 million from the sale of common stock

Subsequent Events to December 31, 2020

•Christie B. Kelly assumed role of Executive Vice President (EVP), Chief Financial Officer and Treasurer on January 19, 2021
•Michelle Bushore assumed role of EVP, Chief Legal Officer, General Counsel and Secretary on February 8, 2021. Michael Pfeiffer, our former EVP, Chief Administrative Officer, General Counsel and Secretary intends to remain with the company through June 30, 2021, serving as EVP, Chief Administrative Officer, to assist with the transition.
•Completed the early redemption on all $950.0 million in principal amount of our outstanding 3.250% notes due October 2022
•Raised $669.6 million in net proceeds from a common stock public offering of 12,075,000 shares, including 1,575,000 shares purchased by the underwriters upon exercise of their option to purchase additional shares

CEO Comments

“We believe the financial and operational resiliency of our business was demonstrated throughout the challenging economic environment in 2020. Our success during the year was largely due to the strength of our partnerships with all stakeholders, including our dedicated and diligent team, our valued clients, and our loyal shareholders,” said Sumit Roy, Realty Income’s President and Chief Executive Officer. “During the year, we invested over $2.3 billion in high-quality real estate leased primarily to leading operators in resilient industries, of which approximately $921 million was invested internationally, where we continue to expand our addressable market in alignment with our strategic growth objectives.”

“Throughout 2020, we maintained a strong financial position and enhanced our financial flexibility, as we established a $1.0 billion commercial paper program and completed our debut public offering of Sterling-denominated senior unsecured notes. In total, we issued approximately $4.1 billion of long-term and permanent capital, which included record-low USD coupon rates in the REIT sector for the 5-year and 12-year unsecured notes issued in December 2020. Based on the strength of our financial position and investment pipeline, we project 2021 acquisition volume of over $3.25 billion, translating into 2021 AFFO per share guidance of $3.44 to $3.49.”

Summarized Financial Results

The following summarizes our select financial results (dollars in millions, except per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Total revenue	$418.1	$397.5	$1,651.6	$1,491.6
Net income available to common stockholders (1)(2)	$117.9	$129.3	$395.5	$436.5
Net income per share	$0.33	$0.39	$1.14	$1.38
Funds from operations available to common stockholders (FFO) (2)(3)	$293.7	$280.4	$1,142.1	$1,039.6
FFO per share	$0.83	$0.85	$3.31	$3.29
Adjusted funds from operations available to common stockholders (AFFO) (3)	$297.7	$282.0	$1,172.6	$1,050.0
AFFO per share	$0.84	$0.86	$3.39	$3.32
(1) The calculation to determine net income attributable to common stockholders includes provisions for impairment, gains on sales of real estate, and foreign currency gains and losses. These items can vary from quarter to quarter and can significantly impact net income available to common stockholders and period to period comparisons.
(2) Our financial results during the year ended December 31, 2020 were impacted by the following transactions: (i) $147.2 million of provisions for impairment, (ii) $52.5 million in reserves recorded as a reduction of rental revenue, (iii) a $9.8 million loss on extinguishment of debt due to the January 2020 early redemption of the 5.750% notes due 2021, and (iv) a $3.5 million executive severance charge for our former CFO.
(3) FFO and AFFO are non-GAAP financial measures. Please see the Glossary in our supplemental materials for the three months and year ended December 31, 2020 for definitions and explanations of how we utilize these metrics. See pages 10 and 11 herein for reconciliations to the most directly comparable GAAP measure.

Impact of COVID-19

Percentages of Contractual Rent Collected as of January 31, 2021

	Month Ended October 31, 2020	Month Ended November 30, 2020	Month Ended December 31, 2020	Quarter Ended December 31, 2020

Contractual rent collected (1) across total portfolio	93.5%	93.7%	93.6%	93.6%
Contractual rent collected (1) from our top 20 clients (2)	89.8%	90.2%	89.7%	89.9%
Contractual rent collected (1) from our investment grade clients (3)	100.0%	100.0%	100.0%	100.0%
(1) Collection rates are calculated as the aggregate contractual rent collected for the applicable period from the beginning of that applicable period through January 31, 2021, divided by the contractual rent charged for the applicable period. Rent collection percentages are calculated based on contractual rents (excluding percentage rents and contractually obligated reimbursements by our clients). Charged amounts have not been adjusted for any COVID-19 related rent relief granted and include contractual rents from any clients in bankruptcy. Due to differences in applicable foreign currency conversion rates and rent conventions, the percentages above may differ from percentages calculated utilizing our total portfolio annualized contractual rent.
(2) We define our top 20 clients as our 20 largest clients based on percentage of total portfolio annualized contractual rent as of December 31, 2020 for all periods.
(3) Please see the Glossary in our supplemental materials for the three months and year ended December 31, 2020 for the definition of our investment grade clients.

We either have executed deferral agreements or maintain ongoing deferral discussions with clients that account for a majority of the unpaid contractual rent for each of the periods referenced in the table above. Additional detail on rent collections can be found in our supplemental materials available on our corporate website at www.realtyincome.com/investors/financial-information/quarterly-results.

Theater Industry Update

As of December 31, 2020, our clients in the theater industry represented 5.6% of our annualized contractual rent. Given the ongoing disruption to this industry due to the COVID-19 pandemic, we performed a property-level analysis on the collectability of rent for our theater properties. Our analysis involved the assignment of quartile rankings for each asset’s pre-pandemic EBITDAR relative to each operator’s overall footprint. Other criteria utilized included an analysis of the property’s pre-pandemic annual EBITDA generation before corporate overhead, and real estate fundamentals.

As a result of this analysis at September 30, 2020, we determined that for 31 of our 78 theater properties it was no longer probable that we would collect substantially all of contractual rents due. We fully reserved for six additional theater properties for which we do not possess unit level financial information. Consequently, we reserved for 100% of the outstanding receivables for 37 theater properties at September 30, 2020. Beginning October 2020, contractual rent from these 37 properties is accounted for on a cash basis. Additionally, during November 2020, one of these properties was sold. We fully reserved for one additional theater property at December 31, 2020. At December 31, 2020, the receivables outstanding for our 77 theater properties totaled $48.6 million, net of $23.7 million of reserves, and includes $7.8 million of straight-line rent receivables, net of $1.8 million of reserves. The monthly contractual rent associated with the 37 properties accounted for under the cash basis totaled approximately $2.8 million at December 31, 2020. The following table summarizes reserves recorded as a reduction of rental revenue for theater properties (dollars in millions):

	Three Months Ended	Three Months Ended	Year Ended
	September 30, 2020	December 31, 2020	December 31, 2020
Rental revenue reserves	$15.6	$8.1	$23.7
Straight-line rent reserves	1.6	0.2	1.8
Total rental revenue reserves	$17.2	$8.3	$25.5

Additionally, during the third quarter, we recorded provisions for impairment on 12 of the 37 theater properties for $79.0 million. During the fourth quarter, we recorded provisions for impairment on one additional theater property for $4.8 million. Impairment charges are not included in Nareit-defined FFO or in our calculation of AFFO.

See "Item 1A—Risk Factors" in Part I of our Annual Report on Form 10-K for year ended December 31, 2020 for more information regarding the actual and potential future impacts of the COVID-19 pandemic and the measures taken to limit its spread on our clients and our business, results of operations, financial condition and liquidity.

Dividend Increases

In December 2020, we announced the 93rd consecutive quarterly dividend increase, which is the 109th increase in the amount of the dividend since the company’s listing on the New York Stock Exchange (NYSE) in 1994. The annualized dividend amount as of December 31, 2020 was $2.814 per share. The amount of monthly dividends paid per share increased 3.1% to $2.794 in 2020, as compared to $2.711 in 2019. The company distributed $964.2 million in common dividends to stockholders in 2020, representing 82.2% of its AFFO of $1.173 billion.

Real Estate Portfolio Update

As of December 31, 2020, our portfolio consisted of 6,592 properties located in 49 U.S. states, Puerto Rico and the U.K., and leased to approximately 600 different clients doing business in 51 separate industries. The properties are primarily freestanding and leased under long-term net lease agreements with a weighted average remaining lease term of approximately 9.0 years. The company's portfolio of commercial real estate has historically provided dependable rental revenue supporting the payment of monthly dividends. As of December 31, 2020, portfolio occupancy was 97.9% with 140 properties available for lease or sale out of 6,592, as compared to 98.6% at each of September 30, 2020 and December 31, 2019.

Changes in Occupancy

Three months ended December 31, 2020
Properties available for lease at September 30, 2020	92
Lease expirations (1)	159
Re-leases to same client (2)	(72)
Re-leases to new client (2)(3)	(5)
Vacant dispositions	(34)
Properties available for lease at December 31, 2020	140
(1)Includes scheduled and unscheduled expirations (including leases rejected in bankruptcy), as well as future expirations resolved in the current quarter.
(2)The annual new rent on these re-leases was $21.01 million, as compared to the previous annual rent of $20.95 million on the same properties, representing a rent recapture rate of 100.3% on the properties re-leased during the three months ended December 31, 2020.
(3)Re-leased all five properties to new clients after a period of vacancy.

Year ended December 31, 2020
Properties available for lease at December 31, 2019	94
Lease expirations (1)	446
Re-leases to same client (2)	(296)
Re-leases to new client (2)(3)	(18)
Vacant dispositions	(86)
Properties available for lease at December 31, 2020	140
(1)Includes scheduled and unscheduled expirations (including leases rejected in bankruptcy), as well as future expirations resolved in the current year.
(2)The annual new rent on these re-leases was $66.24 million, as compared to the previous annual rent of $66.26 million on the same properties, representing a rent recapture rate of 100.0% on the properties re-leased during the year ended December 31, 2020.
(3)Re-leased five properties to new clients without a period of vacancy, and 13 properties to new clients after a period of vacancy.

Investments in Real Estate
The following table summarizes our acquisitions in the U.S. and U.K. for the periods indicated below:

	Number of Properties	Leasable Square Feet	Investment ($ in thousands)	Weighted Average Lease Term (Years)	Initial Average Cash Lease Yield (1)
Three months ended December 31, 2020
Acquisitions - U.S. (in 22 states)	48	2,473,548	$480,390	15.1	5.2%
Acquisitions - U.K. (2)	11	907,425	467,212	11.7	5.7%
Total acquisitions	59	3,380,973	$947,602	13.3	5.4%
Properties under development - U.S.	11	1,421,207	60,826	14.9	5.3%
Total (3)	70	4,802,180	$1,008,428	13.4	5.4%

Year ended December 31, 2020
Acquisitions - U.S. (in 30 states)	202	5,476,009	$1,302,220	14.9	5.8%
Acquisitions - U.K. (2)	24	2,120,256	920,934	10.8	6.1%
Total acquisitions	226	7,596,265	$2,223,154	13.2	5.9%
Properties under development - U.S.	18	1,601,095	84,127	15.3	5.6%
Total (4)	244	9,197,360	$2,307,281	13.2	5.9%
(1)Initial average cash lease yield is a supplemental operating measure. Please see the Glossary in our supplemental materials for the three months and year ended December 31, 2020 for our definition of this metric. Contractual net operating income for the fourth quarter of 2020 includes approximately $700,000 received as a settlement credit for a property acquired in the U.S. as reimbursement of a free rent period.
(2) Represents investments of £351.1 million Sterling during the three months ended December 31, 2020 and £707.8 million Sterling during the year ended December 31, 2020 converted at the applicable exchange rate on the date of acquisition.
(3) Our clients occupying the new properties operate in 19 industries and are 71.1% retail and 28.9% industrial, based on rental revenue. Approximately 68% of the rental revenue generated from acquisitions during the three months ended December 31, 2020 is from our investment grade rated clients, their subsidiaries or affiliated companies.
(4) Our clients occupying the new properties operate in 26 industries and are 86.6% retail and 13.4% industrial, based on rental revenue. Approximately 61% of the rental revenue generated from acquisitions during 2020 is from our investment grade rated clients, their subsidiaries or affiliated companies.

Same Store Rental Revenue
The following summarizes our same store rental revenue on 5,403 properties under lease (dollars in millions):

	Three Months Ended December 31,		Year Ended December 31,		Decrease
	2020	2019	2020	2019	Three Months	Twelve Months
Rental revenue	$307.4	$317.6	$1,237.4	$1,259.3	(3.2)%	(1.7)%

Our calculation of same store rental revenue includes rent deferred for future payment as a result of lease concessions we granted in response to the COVID-19 pandemic and recognized under the practical expedient provided by the Financial Accounting Standards Board (FASB). Same store rental revenue was negatively impacted by reserves recorded as reductions of rental revenue of $13.4 million for the three months ended December 31, 2020 compared to $126,000 for the three months ended December 31, 2019, and $39.9 million for the year ended December 31, 2020 compared to $1.4 million for the year ended December 31, 2019. Our calculation of same store rental revenue also includes uncollected rent for which we have not granted a lease concession. If these applicable amounts of rent deferrals and uncollected rent were excluded from our calculation of same store rental revenue, the decreases for the three months and year ended December 31, 2020 relative to the comparable periods for 2019 would have been (3.6)% and (5.1)%, respectively.

Property Dispositions
The following summarizes our property dispositions (dollars in millions):

	Three Months Ended December 31, 2020	Year Ended December 31, 2020
Properties sold	60	126
Net sales proceeds	$77.5	$262.5
Gain on sales of real estate	$22.7	$76.2

Liquidity and Capital Markets

Capital Raising
In December 2020, we issued $325.0 million of 0.750% senior unsecured notes due March 2026 (the "2026 Notes") and $400.0 million of 1.800% senior unsecured notes due March 2033 (the "2033" Notes"). The public offering price for the 2026 Notes was 99.192% of the principal amount, for an effective yield to maturity of 0.908%. The public offering price for the 2033 Notes was 98.470% of the principal amount, for an effective yield to maturity of 1.941%. Combined, the new issues of the 2026 Notes and 2033 Notes have a weighted average term of 9.1 years and a weighted average effective yield to maturity of 1.478%.

In October 2020, we issued £400.0 million of 1.625% senior unsecured notes due December 2030. The public offering price for these notes was 99.191% of the principal amount, for an effective yield to maturity of 1.712%. The issuance represented our debut public offering of Sterling-denominated notes.

During the three months ended December 31, 2020, we raised $655.0 million from the sale of common stock at a weighted average price of $61.14 per share, primarily through our At-The-Market (ATM) Program.

In January 2021, we raised $669.6 million from the issuance of 12,075,000 shares of common stock in an underwritten public offering, including 1,575,000 shares purchased by the underwriters upon the exercise of their option to purchase additional shares.

Revolving Credit Facility and Commercial Paper Program
We have a $3.0 billion unsecured revolving credit facility, with an initial term that expires in March 2023 (subject to two six-month options to extend). The revolving credit facility also has a $1.0 billion accordion feature, which is subject to obtaining lender commitments. As of December 31, 2020, there were no borrowings on our revolving credit facility. In addition, we had a cash balance of $824.5 million.

Additionally, we have a U.S. dollar-denominated unsecured commercial paper program. Under the terms of this program, we may issue unsecured commercial paper notes up to a maximum aggregate amount outstanding of $1.0 billion, with proceeds used for general corporate purposes. We use our unsecured revolving credit facility as a liquidity backstop for the repayment of the notes issued under this program. As of December 31, 2020, we had no commercial paper borrowings.

Early Redemption of 3.250% Notes Due 2022
In January 2021, we completed the early redemption on all $950.0 million in principal amount of our outstanding 3.250% notes due October 2022, plus accrued and unpaid interest. As a result of the early redemption, we will recognize a loss on extinguishment of debt of approximately $46 million, or approximately $0.12 per diluted common share, to net income available to common stockholders and Nareit-defined FFO in the three months ended March 31, 2021. Loss on extinguishment of debt is excluded in our calculation of AFFO.

2021 Earnings Guidance

We estimate FFO per share for 2021 of $3.26 to $3.34, inclusive of a $0.12 per share loss due to the early redemption of the 3.250% Notes due 2022. We estimate AFFO per share for 2021 of $3.44 to $3.49, an increase of 1.5% to 2.9% over 2020 AFFO per share of $3.39. Summarized below are approximate estimates of the key components of the company’s 2021 earnings guidance:

2021 Guidance
Net income per share	$1.15 to $1.23
Real estate depreciation and impairments per share	$2.16
Gains on sales of properties per share	$(0.05)
FFO per share	$3.26 to $3.34
AFFO per share	$3.44 to $3.49
Same store rent growth (1)	0.5% to 1.0%
Occupancy	~ 98%
Cash G&A expenses (% of revenues) (2)(3)	~ 4.5%
Property expenses (non-reimbursable) (% of revenues) (2)	1.5% - 2.0%
Income tax expenses	~ $20 million
Acquisition volume	Over $3.25 billion
(1) Includes rent deferred for future payment as a result of lease concessions we granted in response to the COVID-19 pandemic.
(2) Revenue excludes contractually obligated reimbursements by our clients. Cash G&A excludes stock-based compensation expense.
(3) G&A inclusive of stock-based compensation expense as a percentage of rental revenue, excluding reimbursements, is expected to be approximately 5% in 2021.

Conference Call Information

In conjunction with the release of our operating results, we will host a conference call on February 23, 2021 at 11:30 a.m. PT to discuss the results. To access the conference, dial (877) 701-6180 (United States) or (647) 689-4069 (International). When prompted, provide the conference ID 6481184.

A telephone replay of the conference call can also be accessed by calling (800) 585-8367 and entering the conference ID 6481184. The telephone replay will be available through March 9, 2021.

A live webcast will be available in listen-only mode by clicking on the webcast link on the company’s home page or in the investors section at www.realtyincome.com. A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. No access code is required for this replay.

Supplemental Materials

Supplemental materials on our operating results for the three months and year ended December 31, 2020, including reconciliations for non-GAAP measures within the Glossary, are available on our corporate website at www.realtyincome.com/investors/financial-information/quarterly-results.

About Realty Income

Realty Income, The Monthly Dividend Company®, is an S&P 500 company dedicated to providing stockholders with dependable monthly income. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 6,500 real estate properties owned under long-term lease agreements with our commercial clients. To date, the company has declared 608 consecutive common stock monthly dividends throughout its 52-year operating history and increased the dividend 109 times since Realty Income's public listing in 1994 (NYSE: O). The company is a member of the S&P 500 Dividend Aristocrats® index. Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, domestic and foreign real estate conditions, client financial health, the availability of capital to finance planned growth, volatility and uncertainty in the credit markets and broader financial markets, changes in foreign currency exchange rates, property acquisitions and the timing of these acquisitions, charges for property impairments, the effects of the COVID-19 pandemic and the measures taken to limit its impact, the effects of pandemics or global outbreaks of contagious diseases or fear of such outbreaks, our clients' ability to adequately manage their properties and fulfill their respective lease obligations to us, and the outcome of any legal proceedings to which the company is a party, as described in the company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Contact:
Jonathan Pong, CFA, CPA
SVP, Head of Corporate Finance
(858) 284-5177

CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts) (unaudited)

	Three Months	Three Months	Year	Year
	Ended 12/31/20	Ended 12/31/19	Ended 12/31/20	Ended 12/31/19
REVENUE
Rental (including reimbursable) (1)	$415,306	$394,217	$1,639,533	$1,484,818
Other	2,770	3,312	12,092	6,773
Total revenue	418,076	397,529	1,651,625	1,491,591

EXPENSES
Depreciation and amortization	175,041	156,594	677,038	593,961
Interest	78,764	75,073	309,336	290,991
Property (including reimbursable)	27,135	25,253	104,603	88,585
General and administrative	16,674	16,330	73,215	66,483
Income taxes	4,500	1,736	14,693	6,158
Provisions for impairment	23,790	8,950	147,232	40,186
Total expenses	325,904	283,936	1,326,117	1,086,364
Gain on sales of real estate	22,667	14,168	76,232	29,996
Foreign currency and derivative gains, net	3,311	1,792	4,585	2,255
Loss on extinguishment of debt	—	—	(9,819)	—
Net income	118,150	129,553	396,506	437,478
Net income attributable to noncontrolling interests	(219)	(256)	(1,020)	(996)
Net income available to common stockholders	$117,931	$129,297	$395,486	$436,482

Funds from operations available to common stockholders (FFO)	$293,700	$280,396	$1,142,119	$1,039,591
Adjusted funds from operations available to common stockholders (AFFO)	$297,654	$281,986	$1,172,626	$1,050,015

Per share information for common stockholders:
Net income:
Basic	$0.33	$0.39	$1.15	$1.38
Diluted	$0.33	$0.39	$1.14	$1.38

FFO:
Basic and diluted	$0.83	$0.85	$3.31	$3.29

AFFO:
Basic	$0.84	$0.86	$3.40	$3.32
Diluted	$0.84	$0.86	$3.39	$3.32

Cash dividends paid per common share	$0.702	$0.681	$2.794	$2.711
(1)We recorded reserves as a reduction of rental revenue of $18.1 million (of which $3.3 million was related to straight-line rent receivables) for the three months ended December 31, 2020, $131,000 (of which $6,400 was related to straight-line receivables) for the three months ended December 31, 2019, $52.5 million (of which $8.4 million was related to straight-line rent receivables) for the year ended December 31, 2020, and $2.9 million (of which $1.5 million was related to straight-line receivables) for the year ended December 31, 2019. Unless otherwise specified, references to reserves recorded as a reduction of rental revenue include amounts reserved for in the current period, as well as unrecognized contractual rental revenue and unrecognized straight-line rental revenue for leases accounted for on a cash basis.

FUNDS FROM OPERATIONS (FFO)
(dollars in thousands, except per share amounts)

FFO is a non-GAAP financial measure. Please see the Glossary in our supplemental materials for the three months and year ended December 31, 2020 for definitions and an explanation of how we utilize this metric.

	Three Months	Three Months	Year	Year
	Ended 12/31/20	Ended 12/31/19	Ended 12/31/20	Ended 12/31/19

Net income available to common stockholders	$117,931	$129,297	$395,486	$436,482
Depreciation and amortization	175,041	156,594	677,038	593,961
Depreciation of furniture, fixtures and equipment	(153)	(127)	(588)	(565)
Provisions for impairment	23,790	8,950	147,232	40,186
Gain on sales of real estate	(22,667)	(14,168)	(76,232)	(29,996)
FFO adjustments allocable to noncontrolling interests	(242)	(150)	(817)	(477)
FFO available to common stockholders	$293,700	$280,396	$1,142,119	$1,039,591
FFO allocable to dilutive noncontrolling interests	355	372	1,418	1,403
Diluted FFO	$294,055	$280,768	$1,143,537	$1,040,994

FFO per common share:
Basic and diluted	$0.83	$0.85	$3.31	$3.29

Distributions paid to common stockholders	$247,632	$222,476	$964,167	$852,134

FFO available to common stockholders in excess of distributions paid to common stockholders	$46,068	$57,920	$177,952	$187,457

Weighted average number of common shares used for FFO:
Basic	354,437,466	328,565,734	345,280,126	315,837,012
Diluted	355,050,977	329,364,027	345,878,377	316,601,350

ADJUSTED FUNDS FROM OPERATIONS (AFFO)
(dollars in thousands, except per share amounts)

AFFO is a non-GAAP financial measure. Please see the Glossary in our supplemental materials for the three months and year ended December 31, 2020 for definitions and an explanation of how we utilize this metric.

	Three Months	Three Months	Year	Year
	Ended 12/31/20	Ended 12/31/19	Ended 12/31/20	Ended 12/31/19
Net income available to common stockholders (1)	$117,931	$129,297	$395,486	$436,482
Cumulative adjustments to calculate FFO (2)	175,769	151,099	746,633	603,109
FFO available to common stockholders	293,700	280,396	1,142,119	1,039,591
Executive severance charge (3)	—	—	3,463	—
Loss on extinguishment of debt	—	—	9,819	—
Amortization of share-based compensation	3,083	3,184	14,727	13,662
Amortization of deferred financing costs (4)	1,176	1,283	4,968	4,754
Amortization of net mortgage premiums	(238)	(354)	(1,258)	(1,415)
Loss on interest rate swaps	1,238	694	4,353	2,752
Straight-line payments from cross-currency swaps (5)	613	1,762	2,573	4,316
Leasing costs and commissions	(846)	(222)	(1,859)	(2,102)
Recurring capital expenditures	(72)	(224)	(198)	(801)
Straight-line rent	(6,033)	(8,940)	(26,502)	(28,674)
Amortization of above and below-market leases, net	8,015	6,109	22,940	19,336
Other adjustments (6)	(2,982)	(1,702)	(2,519)	(1,404)
AFFO available to common stockholders	$297,654	$281,986	$1,172,626	$1,050,015
AFFO allocable to dilutive noncontrolling interests	359	378	1,438	1,442
Diluted AFFO	$298,013	$282,364	$1,174,064	$1,051,457

AFFO per common share:
Basic	$0.84	$0.86	$3.40	$3.32
Diluted	$0.84	$0.86	$3.39	$3.32

Distributions paid to common stockholders	$247,632	$222,476	$964,167	$852,134

AFFO available to common stockholders in excess of distributions paid to common stockholders	$50,022	$59,510	$208,459	$197,881

Weighted average number of common shares used for AFFO:
Basic	354,437,466	328,565,734	345,280,126	315,837,012
Diluted	355,050,977	329,364,027	345,878,377	316,601,350
(1)As of December 31, 2020, there was $24.5 million of uncollected rent deferred as a result of lease concessions we granted in response to the COVID-19 pandemic and recognized under the practical expedient provided by the FASB and $51.9 million of uncollected rent for which we have not granted a lease concession. Deferrals accounted for as modifications totaling $12,000 and $236,000 for the three months and year ended December 31, 2020, respectively, have not been added back to AFFO.
(2)See FFO calculation on page ten for reconciling items.
(3)The executive severance charge represents the incremental costs incurred upon our former CFO's departure in March 2020, consisting of $1.6 million of cash, $1.8 million of share-based compensation expense and $58,000 of professional fees.
(4)Includes the amortization of costs incurred and capitalized upon issuance of our notes payable, assumption of our mortgages payable and issuance of our term loans. The deferred financing costs are being amortized over the lives of the respective notes payable, mortgages and term loan. No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.
(5)Straight-line payments from cross-currency swaps represent quarterly payments in U.S. dollars received by us from counterparties in exchange for associated foreign currency payments. These USD payments are fixed and determinable for the duration of the associated hedging transaction.
(6)Includes adjustments allocable to noncontrolling interests, obligations related to financing lease liabilities, and foreign currency gains and losses as a result of intercompany debt and remeasurement transactions.

HISTORICAL FFO AND AFFO
(dollars in thousands, except per share amounts)

For the three months ended December 31,	2020	2019	2018	2017	2016

Net income available to common stockholders	$117,931	$129,297	$85,072	$60,852	$85,671
Depreciation and amortization, net of furniture, fixtures and equipment	174,888	156,467	137,553	126,915	117,580
Provisions for impairment	23,790	8,950	1,235	6,679	3,709
Gain on sales of real estate	(22,667)	(14,168)	(5,825)	(23,208)	(6,696)
FFO adjustments allocable to noncontrolling interests	(242)	(150)	(292)	(250)	(431)

FFO	$293,700	$280,396	$217,743	$170,988	$199,833

FFO per diluted share	$0.83	$0.85	$0.73	$0.61	$0.77

AFFO	$297,654	$281,986	$236,813	$215,312	$192,964

AFFO per diluted share	$0.84	$0.86	$0.79	$0.76	$0.75
		.
Cash dividends paid per share	$0.702	$0.681	$0.662	$0.636	$0.606

Weighted average diluted shares outstanding - FFO	355,050,977	329,364,027	298,609,734	282,023,488	259,010,432

Weighted average diluted shares outstanding - AFFO	355,050,977	329,364,027	298,609,734	282,428,692	259,010,432

For the year ended December 31,	2020	2019	2018	2017	2016

Net income available to common stockholders	$395,486	$436,482	$363,614	$301,514	$288,491
Depreciation and amortization, net of furniture, fixtures and equipment	676,450	593,396	539,130	498,231	449,196
Provisions for impairment	147,232	40,186	26,269	14,751	20,664
Gain on sales of real estate	(76,232)	(29,996)	(24,643)	(40,898)	(21,979)
FFO adjustments allocable to noncontrolling interests	(817)	(477)	(1,113)	(933)	(977)

FFO	$1,142,119	$1,039,591	$903,257	$772,665	$735,395

FFO per diluted share	$3.31	$3.29	$3.12	$2.82	$2.88

AFFO	$1,172,626	$1,050,015	$924,558	$838,638	$736,374

AFFO per diluted share	$3.39	$3.32	$3.19	$3.06	$2.88

Cash dividends paid per share	$2.794	$2.711	$2.631	$2.527	$2.392

Weighted average diluted shares outstanding - FFO	345,878,377	316,601,350	289,923,984	273,936,752	255,822,679

Weighted average diluted shares outstanding - AFFO	345,878,377	316,601,350	289,923,984	274,024,934	255,822,679

REALTY INCOME CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share and share count data) (unaudited)

	December 31, 2020	December 31, 2019
ASSETS
Real estate held for investment, at cost:
Land	$6,318,926	$5,684,034
Buildings and improvements	14,696,712	13,833,882
Total real estate held for investment, at cost	21,015,638	19,517,916
Less accumulated depreciation and amortization	(3,549,486)	(3,117,919)
Real estate held for investment, net	17,466,152	16,399,997
Real estate and lease intangibles held for sale, net	19,004	96,775
Cash and cash equivalents	824,476	54,011
Accounts receivable, net	285,701	181,969
Lease intangible assets, net	1,710,655	1,493,383
Other assets, net	434,297	328,661
Total assets	$20,740,285	$18,554,796

LIABILITIES AND EQUITY
Distributions payable	$85,691	$76,728
Accounts payable and accrued expenses	241,336	177,039
Lease intangible liabilities, net	321,198	333,103
Other liabilities	256,863	262,221
Line of credit payable and commercial paper	—	704,335
Term loans, net	249,358	499,044
Mortgages payable, net	300,360	410,119
Notes payable, net	8,267,749	6,288,049
Total liabilities	9,722,555	8,750,638

Commitments and contingencies

Stockholders’ equity:
Common stock and paid in capital, par value $0.01 per share, 740,200,000 shares authorized, 361,303,445 and 333,619,106 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	14,700,050	12,873,849
Distributions in excess of net income	(3,659,933)	(3,082,291)
Accumulated other comprehensive loss	(54,634)	(17,102)
Total stockholders’ equity	10,985,483	9,774,456
Noncontrolling interests	32,247	29,702
Total equity	11,017,730	9,804,158
Total liabilities and equity	$20,740,285	$18,554,796

Realty Income Performance vs. Major Stock Indices

			Equity							NASDAQ
	Realty Income		REIT Index (1)		DJIA		S&P 500			Composite
	Dividend	Total	Dividend	Total	Dividend	Total	Dividend		Total	Dividend	Total
	yield	return (2)	yield	return (3)	yield	return (3)	yield		return (3)	yield	return (4)

10/18 to 12/31/1994	10.5%	10.8%	7.7%	0.0%	2.9%	(1.6%)	2.9%		(1.2%)	0.5%	(1.7%)
1995	8.3%	42.0%	7.4%	15.3%	2.4%	36.9%	2.3%		37.6%	0.6%	39.9%
1996	7.9%	15.4%	6.1%	35.3%	2.2%	28.9%	2.0%		23.0%	0.2%	22.7%
1997	7.5%	14.5%	5.5%	20.3%	1.8%	24.9%	1.6%		33.4%	0.5%	21.6%
1998	8.2%	5.5%	7.5%	(17.5%)	1.7%	18.1%	1.3%		28.6%	0.3%	39.6%
1999	10.5%	(8.7%)	8.7%	(4.6%)	1.3%	27.2%	1.1%		21.0%	0.2%	85.6%
2000	8.9%	31.2%	7.5%	26.4%	1.5%	(4.7%)	1.2%		(9.1%)	0.3%	(39.3%)
2001	7.8%	27.2%	7.1%	13.9%	1.9%	(5.5%)	1.4%		(11.9%)	0.3%	(21.1%)
2002	6.7%	26.9%	7.1%	3.8%	2.6%	(15.0%)	1.9%		(22.1%)	0.5%	(31.5%)
2003	6.0%	21.0%	5.5%	37.1%	2.3%	28.3%	1.8%		28.7%	0.6%	50.0%
2004	5.2%	32.7%	4.7%	31.6%	2.2%	5.6%	1.8%		10.9%	0.6%	8.6%
2005	6.5%	(9.2%)	4.6%	12.2%	2.6%	1.7%	1.9%		4.9%	0.9%	1.4%
2006	5.5%	34.8%	3.7%	35.1%	2.5%	19.0%	1.9%		15.8%	0.8%	9.5%
2007	6.1%	3.2%	4.9%	(15.7%)	2.7%	8.8%	2.1%		5.5%	0.8%	9.8%
2008	7.3%	(8.2%)	7.6%	(37.7%)	3.6%	(31.8%)	3.2%		(37.0%)	1.3%	(40.5%)
2009	6.6%	19.3%	3.7%	28.0%	2.6%	22.6%	2.0%		26.5%	1.0%	43.9%
2010	5.1%	38.6%	3.5%	27.9%	2.6%	14.0%	1.9%		15.1%	1.2%	16.9%
2011	5.0%	7.3%	3.8%	8.3%	2.8%	8.3%	2.3%		2.1%	1.3%	(1.8%)
2012	4.5%	20.1%	3.5%	19.7%	3.0%	10.2%	2.5%		16.0%	2.6%	15.9%
2013	5.8%	(1.8%)	3.9%	2.9%	2.3%	29.6%	2.0%		32.4%	1.4%	38.3%
2014	4.6%	33.7%	3.6%	28.0%	2.3%	10.0%	2.0%		13.7%	1.3%	13.4%
2015	4.4%	13.0%	3.9%	2.8%	2.6%	0.2%	2.2%		1.4%	1.4%	5.7%
2016	4.2%	16.0%	4.0%	8.6%	2.5%	16.5%	2.1%		12.0%	1.4%	7.5%
2017	4.5%	3.6%	3.9%	8.7%	2.2%	28.1%	1.9%		21.8%	1.1%	28.2%
2018	4.2%	15.2%	4.4%	(4.0%)	2.5%	(3.5%)	2.2%		(4.4%)	1.4%	(3.9%)
2019	3.7%	21.1%	3.7%	28.7%	2.4%	25.3%	1.9%		31.5%	1.1%	35.2%
2020	4.5%	(11.8%)	3.6%	(5.1%)	1.9%	9.7%	1.5%		18.4%	0.9%	43.6%

Compound Average Annual Total Return (5)		15.3%		10.1%		10.7%		1	10.4%		11.4%

Note:  All of these dividend yields are calculated as annualized dividends based on the last dividend paid in applicable time period divided by the closing price as of period end. Dividend yield sources: Nareit website and Bloomberg, except for the 1994 NASDAQ dividend yield which was sourced from Datastream / Thomson Financial.

(1)FTSE Nareit US Equity REIT Index, as per Nareit website.
(2)Calculated as the difference between the closing stock price as of period end less the closing stock price as of previous period, plus dividends paid in period, divided by closing stock price as of end of previous period. Does not include reinvestment of dividends for the annual percentages.
(3)Includes reinvestment of dividends. Source: Nareit website and Factset.
(4)Price only index, does not include dividends as NASDAQ did not report total return metrics for the entirety of the measurement period. Source: Factset.
(5)All of these Compound Average Annual Total Return rates are calculated in the same manner for each period from Realty Income's NYSE listing on October 18, 1994 through December 31, 2020, and (except for NASDAQ) assume reinvestment of dividends. Past performance does not guarantee future performance. Realty Income presents this data for informational purposes only and makes no representation about its future performance or how it will compare in performance to other indices in the future.